Exhibit 10.7
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), made and entered into as of this 9th day of April 2013, by and between FairPoint Communications, Inc., a Delaware corporation, and Paul H. Sunu (the “Employee”), amends, restates, and entirely replaces that certain Employment Agreement between the Company and Employee dated August 16, 2010.
W I T N E S S E T H :
WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:
Section 1.Definitions.
(a)“Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee's employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, (iii) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms contained therein, and (iv) any amounts payable under the FairPoint Communications, Inc. 2010 Long Term Incentive Plan (“LTIP”), in accordance with the terms contained therein.
(b)“Agreement” shall have the meaning set forth in the preamble hereto.
(c)“Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(d)“Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.
(e)“Board” shall mean the Board of Directors of the Company.
(f)“Cause” shall mean (i) Employee's act(s) of gross negligence or willful misconduct in the course of Employee's employment hereunder, including a failure to follow a material lawful directive from the Board, (ii) willful failure or refusal by Employee to perform in any material respect his duties or responsibilities, (iii) misappropriation (or attempted misappropriation) by Employee of any assets or business opportunities of the Company or any other member of the Company Group, (iv) embezzlement or fraud committed (or attempted) by Employee, or at his direction, (v) Employee's conviction of, indictment for, or pleading “guilty” or “ no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee's duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (vi) any material violation by Employee of the policies of the Company, including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company, which violation has a material adverse effect on the Company, or (vii) Employee's material breach of this Agreement or material breach of the Non-Interference Agreement.
(g)“Change in Control” shall mean
(i)a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its affiliates, or an employee benefit plan maintained by the Company or any of its affiliates, directly or indirectly acquire “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's securities outstanding immediately after such acquisition; or

(ii)at any time following the Commencement Date, the date upon which less than a majority of the Board is made up of the incumbent members of the Board of the Company; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then constituting the Board shall be considered as though such individual were an incumbent member of the Board of the Company, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or
(iii)the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company's affiliates.
(h)“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(i)“Commencement Date” shall mean the date as set forth in the preamble to this Agreement.
(j)“Company” shall mean FairPoint Communications, Inc., a Delaware corporation.
(k)“Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(l)“Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group, or in the absence of such a committee, the independent, non-employee members of the Board.
(m)“Disability” shall mean any physical or mental disability or infirmity of Employee that prevents the performance of Employee's duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee's Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(n)“Employee” shall have the meaning set forth in the preamble hereto.
(o)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
(p)“Good Reason” shall mean, without Employee's consent, (i) a material diminution in Employee's title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a reduction, without Employee's consent, in Base Salary set forth in Section 4(a) hereof or Annual Bonus opportunity set forth in Section 4(b) hereof, (iii) the relocation of Employee's principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location, unless recommended by Employee, or (iv) any other material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above). Employee acknowledges and agrees that his exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason pursuant to the terms and conditions of Section 8(f) hereof. Notwithstanding the foregoing, during the Term of Employment, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company's obligations under this Agreement during such period of suspension.
(q)“Non-Extension Notice” shall have the meaning set forth in Section 2 hereof.
(r)“Non-Interference Agreement” shall mean the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A.
(s)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(t)“Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B, provided, however, that the Company may be revise such Release of Claims from time to time upon the advice of counsel, and such revised Release of Claims shall be deemed to constitute the Release of Claims.
(u)“Severance Benefits” shall have the meaning set forth in Section 8(h) hereof.
(v)“Severance Term” shall mean the twelve (12) month period following Employee's death or termination due to Disability, or the twenty-four (24) month period following Employee's termination by the Company without Cause (other than by reason of death or Disability) or by Employee for Good Reason, as applicable.
(w)“Term of Employment” shall mean the period specified in Section 2 hereof.
Section 2.Acceptance and Term of Employment.
The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term of Employment shall commence on the Commencement Date and, shall continue during the period ending on the close of business of August 31, 2016, unless terminated sooner as provided in Section 8; provided, however, that the Term of Employment shall be extended automatically for successive one (1) year terms, without the requirement of any action on the part of either party unless notice of termination (a “Non-Extension Notice”) is given by either the Company or Employee not less than ninety (90) days prior to the expiration of the Term of Employment (including any extension thereof).
Section 3.Position, Duties, and Responsibilities; Place of Performance.
(a)Position, Duties, and Responsibilities. During the Term of Employment, Employee shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Employee's title as the Board shall specify from time to time), shall be nominated to serve as a member of the Board (and shall so serve if elected), and shall have such duties and responsibilities commensurate with such title. Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.
(b)Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee's duties for the Company, or (z) interferes with Employee's exercise of judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) from continuing to serve on the board of directors of Integra Telecom (or, should his service on the board of Integra Telecom end, from serving on one board of directors other than the Company's Board), and with the prior consent of the Governance or other designated Committee of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.
(c)Principal Place of Employment. Employee's principal place of employment shall be in Charlotte, North Carolina, although Employee understands and agrees that he may be required to travel from time to time for business reasons.
Section 4.Compensation.
During the Term of Employment, Employee shall be entitled to the following compensation:
(a)Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $800,000. Employee's Base Salary will be subject to annual review by the Compensation Committee, and may be increased in the discretion of the Compensation Committee following consultation with the independent directors of the Board.
(b)Annual Bonus. Beginning with calendar year 2013, Employee shall be eligible for an annual incentive bonus award (the “Annual Bonus”) through participation in the Company's Annual Incentive Plan in respect of each fiscal year during the Term of Employment (with a target level of 100% of Base Salary and a maximum level of up to 150% of Base Salary), with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee's continuous employment through the payment date.
(c)Relocation Expenses. Upon conclusion of Employee's employment for any reason other than his death or a termination by the Company for Cause, the Company will reimburse Employee for any relocation expenses he incurs in an amount not to exceed $480,000. To the extent the reimbursement provided under this Section 4(c) is considered income and increases Employee's income tax liability, the Company shall pay Employee a tax reimbursement payment in an amount such that, after deduction for all income taxes payable with respect to such tax reimbursement benefit, the amount retained by Employee will be equal to the amount of such increased income tax liability; provided, that in no event shall the aggregate amount of any reimbursed income tax liability and the total reimbursement for relocation expenses exceed $480,000. Such expenses will be reimbursed in accordance with the Company's regular reimbursement policies, and any related tax reimbursement shall be made no later than the last day of the calendar year next following the calendar year in which Employee remits to the applicable taxing authority such taxes being reimbursed. The obligation under this Section 4(c) to reimburse Employee for relocation expenses shall survive the termination or expiration of this Agreement without limitation, provided, however, that Employee must incur the expenses reimbursable under this Section 4(c) and submit requests for such reimbursement within eighteen (18) months of the termination of Employee's employment with the Company; provided, further, however, that the relocation expenses shall, for purposes of this Agreement, be deemed expended in full by Employee on the date that is eighteen (18) months subsequent to such termination, and Employee shall receive $480,000 no later than thirty days subsequent to such date.
(d)Equity. Employee will be eligible to be granted shares of the common stock of the Company and/or options to acquire shares of the common stock of the Company, as determined in the discretion of the Compensation Committee. Such shares and/or options will be subject to the terms and conditions as determined by the Company, as set forth in the LTIP. Shares and/or options granted under this Section will be subject to vesting upon such terms as the Compensation Committee may direct at the time of grant. In any year that the Compensation Committee determines to make a grant or grants under the LTIP, the grant date value of any award to Employee is anticipated to be no less than 1.5 times the annual Base Salary payable to Employee in effect at such time. For purposes of determining the number of options that may be granted under the LTIP, the value of any common stock shall be established based upon the Black-Scholes value based on volume-weighted average price of the Company's common stock for the twenty (20) trading days preceding the date of any grant.
(e)Indemnification. The Company shall indemnify Employee and hold Employee harmless in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company, to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission; provided that any settlement, consent to judgment, or similar action taken by Employee without the prior written consent of the Company in respect of any such lawsuit or other claim shall not be subject to indemnification hereunder. In addition, the Company shall provide Employee with evidence of Directors and Officers insurance covering Employee at all times Employee provided services to the Company in any capacity, and such insurance coverage shall remain in force for not less than six (6) years subsequent to the termination of Employee's employment with the Company. The Company shall, within thirty (30) days of an invoice submitted by Employee, reimburse Employee for any expenses incurred by Employee in connection with the defense of any lawsuit or other claim to which Employee is made a party by reason of being an officer or director or employee of the Company.
Section 5.Employee Benefits.
During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated employees of the Company. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company's ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.
Section 6.Key-Man Insurance.
At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.Reimbursement of Business Expenses.
Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall promptly reimburse him for all such reasonable business expenses, subject to documentation in accordance with the Company's policy, as in effect from time to time.
Section 8.Termination of Employment.
(a)General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee's death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with Cause or without Cause, (iv) a termination by Employee with or without Good Reason, and (v) the close of business on the last day of the Term of Employment following delivery of a Non-Extension Notice. Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee's termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”
(b)Termination Due to Death or Disability. Employee's employment shall terminate automatically upon his death. The Company may terminate Employee's employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination. Upon Employee's death or in the event that Employee's employment is terminated due to his Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred; and
(iii)An amount equal to the sum of (x) Employee's then-current Base Salary, (y) Employee's Annual Bonus for the immediately preceding fiscal year, and (z) the cost of continued health and disability insurance coverage for Employee and his covered dependents during the Severance Term, based on the monthly cost of continuation coverage under COBRA as of the date of termination, as applicable, under the applicable Company benefit plans, such amount to be paid as soon as practicable following Employee's termination, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred.
Following Employee's death or a termination of Employee's employment by reason of a Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(c)Termination by the Company with Cause.
(i)The Company may terminate Employee's employment at any time with Cause, effective upon Employee's receipt of written notice of such termination; provided, however, that (x) with respect to any Cause termination relying on clause (i) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than five (5) business days' written notice by the Board of its intention to terminate him with Cause, or (y) with respect to any Cause termination relying on clause (ii), (vi), or (vii) of the definition of Cause set forth in Section 1(f) hereof, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than ten (10) business days' written notice by the Board of its intention to terminate him with Cause, and with respect to each of clauses (x) and (y) hereof such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such five (5) business day or ten (10) business day notice period, as the case may be under clause (x) or (y) respectively, unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)In the event that the Company terminates Employee's employment with Cause, he shall be entitled only to the Accrued Obligations, which amounts shall be paid as soon as practicable following Employee's termination. Following such termination of Employee's employment with Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Termination by Company without Cause or upon Expiration of the Term of Employment Following the Company's Delivery of a Non-Extension Notice. The Company may terminate Employee's employment at any time without Cause, effective upon Employee's receipt of written notice of such termination, or by delivery to Employee of a Non-Extension Notice in accordance with the provisions of Section 2 above. In the event that Employee's employment is terminated by the Company without Cause (other than due to death or Disability) or upon the expiration of the Term of Employment following the Company's delivery of a Non-Extension Notice, Employee shall be entitled to:
(i)The Accrued Obligations;
(ii)Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is 2½ months following the last day of the fiscal year in which such termination occurred;
(iii)A pro rata portion of the bonus for the year in which the termination occurred, as determined by the Compensation Committee in good faith based on the amount of time the Employee worked during the calendar year prior to termination and the Company's actual performance during such period;
(iv)An amount equal to the sum of (x) two times the amount of Employee's then-current Base Salary, (y) two times the amount of Employee's average Annual Bonus determined based on the Employee's actual Annual Bonus in the two (2) years immediately preceding the year in which termination occurs, and (z) the cost of continued health and disability insurance coverage for Employee and his covered dependents during the Severance Term, based on the monthly cost of continuation coverage under COBRA as of the date of termination, as applicable, under the applicable Company benefit plans, such amount to be paid as soon as practicable following Employee's termination or receipt of a Non-Extension Notice, but in no event later than seventy five days of the date such termination occurred;
(v)Immediate accelerated vesting of the next tranche of any time-based equity award that would have otherwise vested except for the termination or receipt of a Non-Extension Notice; and
(vi)Immediate accelerated vesting of any performance-based equity award, if, in the discretion of the Compensation Committee, the performance vesting criteria have been met as of the date of termination, prorated for the time employed during the performance period prior to the date of termination or receipt of a Non-Extension Notice.
Notwithstanding the foregoing, the payments and benefits described in clauses (iii) and (iv) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any material provision of the Non-Interference Agreement. Following such termination of Employee's employment by Company without Cause or upon the expiration of the Term of Employment following the Company's delivery of a Non-Extension Notice, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee's sole and exclusive remedy upon a termination of employment by the Company without Cause or upon the expiration of the Term of Employment following the Company's delivery of a Non-Extension Notice shall be receipt of the Severance Benefits.
(e)Termination by Company without Cause in Connection with a Change in Control. In the event that Employee's employment is terminated by the Company without Cause (other than due to his death or Disability) within twelve (12) months before or twelve (12) months after a Change in Control, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof, subject to the same conditions on and timing of payment and the same benefits as described in Section 8(d) hereof, provided, however, that the amount described in Section 8(d)(iv)(y) will be adjusted to the greater of the amount payable under Section 8(d)(iv)(y) or two times the amount of Employee's target Annual Bonus for the year in which the termination occurred, and provided further that, in lieu of the benefits described in Sections 8(d)(v) and 8(d)(vi), Employee will receive immediate accelerated vesting of all outstanding unvested equity awards.
(f)Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company ten (10) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee's termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on and timing of payment and the same benefits as described in Section 8(d) hereof. Following such termination of Employee's employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee's sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(g)Termination by Employee without Good Reason or upon the Expiration of the Term of Employment following Employee's Delivery of a Non-Extension Notice. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days' written notice of such termination or by delivery of a Non-Extension Notice in accordance with the provisions of Section 2 above. In the event of a termination of employment by Employee under this Section 8(g), Employee shall be entitled only to the Accrued Obligations. In the event of termination of Employee's employment without Good Reason, the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Employee without Good Reason. Following such termination of Employee's employment by Employee without Good Reason or upon the expiration of the Term of Employment following Employee's delivery of a Non-Extension Notice, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement. Notwithstanding anything in this Section 8(g) to the contrary, in the event Employee provides the Company with notice of his termination of employment without Good Reason during the thirteenth (13th) calendar month following the consummation of a Change in Control, such termination shall be deemed a termination with Good Reason for all purposes of this Agreement, and Employee shall be entitled to receive the payments and benefits as provided in Section 8(e) hereof for a termination by Employee with Good Reason, subject to the same conditions on payment and benefits as described in Section 8(e) hereof.
(h)Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e), or (f) of this Section 8 (collectively, the “Severance Benefits”) shall be conditioned upon Employee's execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee's termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits, other than the Accrued Obligations. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee's termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee's death or Disability, Employee's obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.
Section 9.Non-Interference Agreement.
As a condition to receipt of the benefits set forth under this Agreement, Employee shall have executed and delivered to the Company the Non-Interference Agreement attached hereto as Exhibit A. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts.
Section 10.Representations and Warranties of Employee.
Employee represents and warrants to the Company that-
(a)Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;
(b)Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.
Section 11.Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12.Mitigation; Company Recovery Rights.
Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee's other employment or otherwise. Any payment pursuant to this Agreement shall, however, be subject to any rights that the Company may have under Section 304(b) of the Sarbanes-Oxley Act of 2002, and Section 957 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Section 13.Additional Tax Provisions.
(a)If any payment or benefit Employee would receive pursuant to this Agreement (“Payment”) would constitute a “Parachute Payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee will have the option to accept the “Reduced Amount” (as defined below) or accept the Payment in full, in which case Employee will be responsible for the payment of the Excise Tax and any other taxes that may be due as a result of his receipt of the Payment. The “Reduced Amount” will be the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Payment equals the Reduced Amount, reduction shall occur as designated by Employee.
(b)Notwithstanding any provision in this Agreement to the contrary-
(i)Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee's employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(ii)Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(iii)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(iv)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Company or any member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
Section 14.Successors and Assigns; No Third-Party Beneficiaries.
(a)The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee's prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee's consent will not be required in connection therewith.
(b)Employee. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee, or if there be no such designee, to Employee's estate.
(c)No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 14(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 15.Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 16.Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 17.Governing Law and Jurisdiction.
THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN STATE OR FEDERAL COURT IN THE STATE OF NORTH CAROLINA. BY EXECUTION OF THE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THE AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
Section 18.Notices.
(a)Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, attention: General Counsel, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.
(b)Date of Delivery. Any notice so addressed shall be deemed to be given (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 19.Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 20.Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.
Section 21.Survival of Operative Sections.
Upon any termination of Employee's employment, the provisions of Section 8 through Section 22 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 22.Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
FAIRPOINT COMMUNICATIONS, INC.
/s/ Shirley J. Linn
By: Shirley J. Linn
Title: Executive Vice President
EMPLOYEE
/s/ Paul H. Sunu
Paul H. Sunu

Exhibit A

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT
As a condition of my becoming employed by FairPoint Communications, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
Section 1.Confidential Information.
a.Company Group Information. I acknowledge that, during the course of my employment, I will have access to information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the three (3) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company, any Confidential Information that I obtain or create. I understand that “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company's technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company's products or services and markets, customer lists, and customers (including, but not limited to, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that have become publicly known through no unauthorized disclosure by me or others who were under confidentiality obligations as to the item or items involved, (ii) any information that I am required to disclose to, or by, any governmental or judicial authority, (iii) any information known to me prior to signing this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Non-Interference Agreement”) other than information acquired in preparation for my service to the Company, or (iv) any information developed independently by me that does not relate to the business of the Company Group; provided, however, that in the event of such requirement to disclose I will give the Company prompt written notice thereof so that the Company Group may seek an appropriate protective order and/or waive in writing compliance with the confidentiality provisions of this Non-Interference Agreement.
b.Former Employer Information. I represent that my performance of all of the terms of this Non-Interference Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.
Section 2.Developments.
a.Developments Retained and Licensed. If, during any period during which I perform or performed services for the Company Group (the “Assignment Period”), whether as an officer, employee, director, independent contractor, consultant, or agent, or in any other capacity, I incorporate (or have incorporated) into a Company Group product or process any development, original work of authorship, improvement, or trade secret that I created or owned prior to the commencement of my employment or in which I have an interest (collectively referred to as “Prior Developments”), I hereby grant the Company, and the Company Group shall have, a non-exclusive, royalty-free, irrevocable, perpetual, transferable worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, and otherwise distribute such Prior Development as part of or in connection with such product or process.

b.Assignment of Developments. I agree that I will, without additional compensation, promptly make full written disclosure to the Company, and will hold in trust for the sole right and benefit of the Company all developments, original works of authorship, inventions, concepts, know-how, improvements, trade secrets, and similar proprietary rights, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or have solely or jointly conceived or developed or reduced to practice, or have caused or may cause to be conceived or developed or reduced to practice, during the Assignment Period, whether or not during regular working hours, provided they either (i) relate at the time of conception, development or reduction to practice to the business of any member of the Company Group, or the actual or anticipated research or development of any member of the Company Group; (ii) result from or relate to any work performed for any member of the Company Group; or (iii) are developed through the use of equipment, supplies, or facilities of any member of the Company Group, or any Confidential Information, or in consultation with personnel of any member of the Company Group (collectively referred to as “Developments”). I further acknowledge that all Developments made by me (solely or jointly with others) within the scope of and during the Assignment Period are “works made for hire” (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign to the Company, or its designee, all my right, title, and interest throughout the world in and to any such Development.
c.Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company Group at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company Group policy, which may, from time to time, be revised at the sole election of the Company Group for the purpose of furthering the business of the Company Group.
d.Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company's expense, in every way to secure the rights of the Company Group in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, and other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments that the Company shall deem necessary in order to apply for, obtain, maintain, and transfer such rights and in order to assign and convey to the Company Group the sole and exclusive right, title, and interest in and to such Developments, and any intellectual property and other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact to act for and in my behalf and stead to execute and file any such applications or records and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance, and transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, that I now or hereafter have for past, present, or future infringement of any and all proprietary rights assigned to the Company.
Section 3.Returning Company Group Documents.
I agree that, at the time of termination of my employment with the Company for any reason, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company's premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.
Section 4.Disclosure of Agreement.
As long as it remains in effect, I will disclose the existence of this Non-Interference Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5.Restrictions on Interfering.
a.Non-Competition. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Compete Period, I shall not, directly or indirectly, individually or on behalf of any person, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any Competitive Activities. For avoidance of doubt, during the Post-Termination Non-Compete Period, merely serving as a Chief Executive Officer, president or other similar leadership capacity or a member of a board of directors shall not be deemed a violation of this section without evidence of direct conduct by Employee in violation of this section.
b.Non-Interference. During the Employment Period and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities; provided, however, that I shall not be deemed to violate this subsection (b) to the extent that any employee of any subsequent employer of mine, in the ordinary course of business, conducts any activity described in subsection (c)(iii)(C) below as to any Business Relation, provided that I have not directed or instructed any such employee (either personally or through another) to contact any such Business Relation. For avoidance of doubt, during the Post-Termination Non-Interference Period, merely serving as a Chief Executive Officer, president or other similar leadership capacity or a member of a board of directors shall not be deemed a violation of this section without evidence of direct conduct by Employee in violation of this section.
c.Definitions. For purposes of this Non-Interference Agreement :
i.“Business Relation” shall mean any current or prospective client, customer, licensee, or other business relation of the Company Group, or any such relation that was a client, customer, licensee, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business, or whose identity became known to me in connection with my relationship with or employment by the Company and is not publicly known.
ii.“Competitive Activities” shall mean telecommunication services provided by a local exchange carrier business which has substantial business operations in the states of Maine, New Hampshire or Vermont.
iii.“Interfering Activities” shall mean (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group to terminate such Person's employment or services (or in the case of a consultant, materially reducing such services) with the Company Group; (B) hiring any individual who was employed by the Company Group within the six (6) month period prior to the date of such hiring; or (C) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group.
iv.“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
v.“Post-Termination Non-Compete Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24) month anniversary of such date of termination.
vi.“Post-Termination Non-Interference Period” shall mean the period commencing on the date of the termination of the Employment Period for any reason and ending on the twenty-four (24) month anniversary of such date of termination.
d.Non-Disparagement. I agree that during the Employment Period, and at all times thereafter, I will not make any disparaging or defamatory comments regarding any member of the Company Group or its respective current or former directors, officers, or employees in any respect or make any comments concerning any aspect of my relationship with any member of the Company Group or any conduct or events which precipitated any termination of my employment from any member of the Company Group. However, my obligations under this subparagraph (d) shall not apply to disclosures required by applicable law, regulation, or order of a court or governmental agency.
Section 6.Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company's business, that access to Confidential Information renders me special and unique within the Company's industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Interference Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Non-Interference Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.
Section 7.Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Non-Interference Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Non-Interference Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Interference Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 8.Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Interference Agreement may result in irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Interference Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Post-Termination Non-Compete Period, or Post-Termination Non-Interference Period, as applicable, shall be tolled during any period of violation of any of the covenants in Section 5 hereof.
Section 9.Cooperation.
I agree that, following any termination of my employment, I will continue to provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during my employment in which I was involved or of which I have knowledge. As a condition of such cooperation, the Company shall reimburse me for reasonable out-of-pocket expenses incurred at the request of the Company with respect to my compliance with this paragraph. I also agree that, in the event that I am subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to my employment by the Company and/or any other member of the Company Group, I will give prompt notice of such request to the Company and will make no disclosure until the Company and/or the other member of the Company Group has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.
Section 10.General Provisions.
a.Governing Law and Jurisdiction. THIS NON-INTERFERENCE AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS NON-INTERFERENCE AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN STATE OR FEDERAL COURT IN THE STATE OF NORTH CAROLINA. BY EXECUTION OF THE NON-INTERFERENCE AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THE NON-INTERFERENCE AGREEMENT. EACH PARTY TO THIS NON-INTERFERENCE AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-INTERFERENCE AGREEMENT.
b.Entire Agreement. This Non-Interference Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Interference Agreement, nor any waiver of any rights under this Non-

Interference Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Non-Interference Agreement.
c.No Right of Continued Employment. I acknowledge and agree that nothing contained herein shall be construed as granting me any right to continued employment by the Company, and the right of the Company to terminate my employment at any time and for any reason, with or without cause, is specifically reserved.
d.Successors and Assigns. This Non-Interference Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. I expressly acknowledge and agree that this Non-Interference Agreement may be assigned by the Company without my consent to any other member of the Company Group as well as any purchaser of all or substantially all of the assets or stock of the Company, whether by purchase, merger, or other similar corporate transaction, provided that the license granted pursuant to Section 2(a) may be assigned to any third party by the Company without my consent.
e.Survival. The provisions of this Non-Interference Agreement shall survive the termination of my employment with the Company and/or the assignment of this Non-Interference Agreement by the Company to any successor in interest or other assignee.
*    *    *
I, Paul H. Sunu, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the respective date set forth below:
Date: April 9, 2013            /s/ Paul H. Sunu
(Signature)

Exhibit B
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits (as defined in my Amended and Restated Employment Agreement, dated April __, 2013, with FairPoint Communications, Inc. (the “Employment Agreement”)), and other good and valuable consideration, I, Paul H. Sunu, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the North Carolina Equal Employment Practices Act, and the North Carolina Persons with Disabilities Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer's right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Sections 4(e) and 8 of the Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company's by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I -
▪Am able to read the language, and understand the meaning and effect, of this Release;
▪Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
▪Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
▪Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
▪Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

▪Had or could have had [twenty-one (21)][forty-five (45)]1 days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
▪Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
▪Was advised to consult with my attorney regarding the terms and effect of this Release; and
▪Have signed this Release knowingly and voluntarily.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group (as defined in my Employment Agreement) and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its [General Counsel]. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF NORTH CAROLINA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.

/s/ Paul H. Sunu____________________________
Paul H. Sunu
Date: April 9, 2013

1 To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).